FOR IMMEDIATE RELEASE

THE IMMUNE RESPONSE CORPORATION ANNOUNCES IT MUST RESTATE
FIRST QUARTER 2006 FINANCIAL STATEMENTS
TO ADD PHANTOM INCOME

Carlsbad, CA – August 15, 2006 – The Immune Response Corporation (OTCBB: IMNR.OB) announced today that it will restate its first quarter financial statements to add approximately $100 million of phantom income, which has nothing to do with the Company’s operations. Also, there will be additional phantom income of similar magnitude in the second quarter of 2006. These items do not reflect any change in the Company’s results of operations or cash position, but are required under a recent clarification of Generally Accepted Accounting Principles.

The restatement relates to a requirement to reflect in first quarter income a fair market value adjustment for common shares underlying the warrants issued in the Company’s 2006 private placement. The requirement arose because, when it issued those warrants, the Company did not have enough authorized common stock to honor exercises of the warrants. In determining the adjustment, the Company was required to estimate the fair market value of the Company’s common stock on March 7, 2006, when most of the private placement securities were issued. On March 7, the closing market price of Company common stock was $0.24. The market, however, did not possess the information that the Company was issuing these many warrants (exercisable at $0.02 per share) and notes (convertible at $0.02 per share). When this information was publicly disclosed, the market price naturally fell; on March 8 and 9, the two days of trading after the public disclosure, the average closing price was $0.13.

The Company believed, and still believes, that if the market had known this information on March 7, the March 7 closing price would have been approximately $0.13, and that therefore the “true” fair market value on March 7 was $0.13 per share. The Company used the $0.13 figure in preparing its first quarter financial statements and reported, under a GAAP rule known as EITF No. 2000-19, a phantom gain of $12,300,000.

Under the new clarification, using the $0.24 figure is mandatory. Accordingly, the Company will restate its first quarter financial statements to show a phantom EITF No. 2000-19 gain of approximately $115 million rather than of $12.3 million.

On April 11, 2006, the Company increased its authorized number of shares of common stock to 3,500,000,000 and is now able to cover all warrant exercises.

Under a different aspect of EITF No. 2000-19, the Company will be required to report an additional phantom gain of approximately $111 million in its second quarter financial statements. Under the terms of a registration rights agreement the Company entered into as part of the 2006 private placement, if the Company defaulted under the agreement it might be required to pay damages in the form of stock – more stock, theoretically, than the Company’s charter authorizes it to issue – if the investor chose to receive damages in the form of stock. This, together with the decline in the Company’s stock value over the course of the second quarter, requires the additional phantom gain to be posted. Nonetheless, the Company is not in default under the registration rights agreement and does not anticipate any such default.

Immune Response CFO Michael Green said, “These are extreme examples of how GAAP sometimes fails to reflect companies’ financial realities. We had wanted to apply EITF No. 2000-19 pragmatically to avoid showing such a strange amount of truly phantom income in the first quarter; that can only tend to confuse investors. However, the SEC has clarified that GAAP requires us to do exactly that, and so we will issue a restatement.”

Mr. Green continued, “We emphasize to investors that there is no economic substance behind either the $115 million first quarter phantom gain or the $111 million phantom gain which we will report for the 2006 second quarter. We are a development-stage immuno-pharmaceutical company and our operations have never been profitable. Rational investors should pay no heed to the phantom gains, and should evaluate our Company only on its true scientific and business merits.”

The filing of the Company’s second quarter Form 10-Q will be delayed by a few days to enable it to be redrafted to reflect this matter and to enable the related amended first quarter Form 10-Q to be prepared.

About The Immune Response Corporation
The Immune Response Corporation (OTCBB: IMNR) is an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. The Company’s lead immune-based therapeutic product candidates are NeuroVax™ for the treatment of MS and IR103 for the treatment of HIV infection. Both of these therapies are in Phase II clinical development and are designed to stimulate pathogen-specific immune responses aimed at slowing or halting the rate of disease progression.

NeuroVax™, which is based on the Company’s patented T-cell receptor (TCR) peptide technology, has shown potential clinical value in the treatment of relapsing forms of multiple sclerosis (MS). NeuroVax™ has been shown to stimulate strong, disease-specific cell-mediated immunity in nearly all patients treated and appears to work by enhancing levels of FOXP3+ Treg cells that are able to down regulate the activity of pathogenic T-cells that cause MS. Increasing scientific findings have associated diminished levels of FOXP3+ Treg cell responses with the pathogenesis and progression of MS and other autoimmune diseases such as rheumatoid arthritis (RA), psoriasis and Crohn’s disease. In addition to MS, the Company has open Investigational New Drug Applications (IND) with the FDA for clinical evaluation of TCR peptide-based immune-based therapies for RA and psoriasis.

IR103 is based on the Company’s patented, whole-inactivated virus technology, co-invented by Dr. Jonas Salk and indicated to be safe and immunogenic in extensive clinical studies of Remune®, the Company’s first generation HIV product candidate. IR103 is a more potent formulation that combines its whole-inactivated antigen with a synthetic Toll-like receptor (TLR-9) agonist to create enhanced HIV-specific immune

NeuroVax™ and IR103 are in clinical development by The Immune Response Corporation and are not approved by any regulatory agencies in any country at this time. Please visit The Immune Response Corporation at www.imnr.com.

This news release contains forward-looking statements. Forward-looking statements are often signaled by forms of words such as should, could, will, might, plan, projection, forecast, expect, guidance, potential and developing. Actual results could vary materially from those expected due to a variety of risk factors, including whether the Company will continue as a going concern and successfully raise proceeds from financing activities sufficient to fund operations and additional clinical trials of NeuroVaxTM or IR103, the uncertainty of successful completion of any such clinical trials, the fact that the Company has not succeeded in commercializing any drug, the risk that NeuroVaxTM or IR103 might not prove to be effective as either a therapeutic or preventive vaccine, whether future trials will be conducted and whether the results of such trials will coincide with the results of NeuroVaxTM or IR103 in preclinical trials and/or earlier clinical trials. A more extensive set of risks is set forth in The Immune Response Corporation’s SEC filings including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005, and its subsequent Quarterly Reports filed on Form 10-Q. The Company undertakes no obligation to update the results of these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

Remune® is a registered trademark of The Immune Response Corporation. NeuroVaxTM is a trademark of The Immune Response Corporation.

COMPANY CONTACT:

Michael K. Green, COO & CFO The Immune Response Corporation (760) 431-7080

info@imnr.com